Exhibit 99.1

Behringer Harvard Expands Houston Presence With
Energy Corridor Office Acquisition

DALLAS, December 21, 2006 – Behringer Harvard announced today its acquisition of One and Two Eldridge Place, adjacent Class A office buildings located in the heart of Houston’s Energy Corridor submarket. This is Behringer Harvard’s fourth acquisition in the Houston area, where it owns downtown Travis Tower, Enclave on the Lake and AMEC Paragon Buildings I and II.

“One and Two Eldridge Place presented another opportunity for us to acquire a stabilized, Class A asset within the best-performing submarket in Houston,” said Robert M. Behringer, founder and CEO of Behringer Harvard. “We believe it will provide our investors with solid accretive yields over the planned holding period for the portfolio.”

Because of its location in the Energy Corridor, One and Two Eldridge Place stands to experience a direct and favorable impact from the strong current market conditions in the oil and gas sector. The Energy Corridor has the city’s highest concentration of corporate facilities for major international energy companies and the many entities that serve these companies. Notable tenants in the area include BP and ConocoPhillips. The Eldridge Place buildings are less than half a mile south of Interstate 10 and 16 miles west of downtown Houston, offering tenants excellent proximity to executive housing.

The Eldridge Place acquisition consists of a 12-story building built in 1984 and a 14-story building built in 1986. The two office towers share a prime 6.4385-acre site and provide 518,746 square feet of rentable office space. Two adjoining six-level parking facilities combined with a surface lot allow for 1,475 parking spaces.

The buildings are 94 percent leased to major tenants including J. Ray McDermott, McDermott International, a leading energy service company; and PricewaterhouseCoopers LLC, one of the world’s largest accounting firms.

One and Two Eldridge Place was acquired by Behringer Harvard REIT I, Inc., which also owns assets in Atlanta, Chicago, Denver, Philadelphia, Washington, D.C., Baltimore and Los Angeles, among other cities.

About Behringer Harvard

Behringer Harvard is an integrated commercial real estate company investing in assets domestically and internationally. The company offers strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc., that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of  Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards/Gravelle katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Barbara Marler Marketing Manager Behringer Harvard bmarler@behringerharvard.com 469.341.2312